Exhibit 99.1

Restoration Hardware, Inc. announces April comparable store sales increase 18%

First quarter comparable store sales increase 12%

First quarter Direct to Customer sales increase 72%

CORTE MADERA, Calif.—May 8, 2003—Restoration Hardware, Inc. (NASDAQ: RSTO) today announced that comparable store sales for April (the four week period ended May 3, 2003) increased 18% versus a year ago.

For the first quarter, comparable store sales increased 12% and net sales for the total Company increased 18% to $81.8 million, compared to $69.4 million in the same period a year ago.  Net sales for the direct-to-customer division, which includes catalog and Internet sales, increased 72% for the first quarter.

Gary Friedman President and CEO commented, “Customer response to our new strategy, which launched last April, continues to build.  Comparable store sales improved 18% in April versus an increase of 11% last year, clearly demonstrating that our repositioning is working.”

As of May 3, 2003 the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include statements concerning or relating to implications of the Company’s sales and financial results for the first quarter ended May 3, 2003, and other statements containing words such as “believes,” “anticipates,” “estimates,” “expects,” “may,” “intends” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, finalization of financial results for the first quarter ended May 3, 2003, customer reactions to the Company’s current programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-K for the fiscal year ended February 1, 2003 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Liquidity and Capital Resources” and “Critical Accounting Policies,” in “Business” under the caption “Factors that May Affect our Future Operating Results” and in “Controls and Procedures.” The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Kevin W. Shahan

Vice President and Chief Financial Officer

(415) 924-1005

(415) 945-4679 Fax